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                                  EXHIBIT 4.3
                 Guaranteed Minimum Income Benefit Rider
                                     LR-163
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                     AMERICAN UNITED LIFE INSURANCE COMPANY(R)
                 GUARANTEED MINIMUM INCOME BENEFIT RIDER


This rider is made part of the Contract to which it is attached and is effective on the Issue Date of the Contract.

Benefit

If your Contract is annuitized at any time after the tenth Contract Anniversary, the amount applied to the annuity table then current will be the greater of:

1. The Contract Proceeds at that time, or

2. The total of all Premiums paid with interest credited at the rate shown on the Policy Data Page, less an adjustment for amounts previously withdrawn.


Cost for the Rider

The charge for this rider is shown on the Policy Data Page. Charges for this rider will cease upon termination of the rider.


Termination

This rider will terminate when the Contract is terminated or annuitized. Any transfer of Account Value to any Investment Account not listed on the Policy Data Page as approved for use with this benefit will also terminate the rider. If the rider is terminated, it may not be reinstated.

[GRAPHIC OMITTED]

American United Life Insurance Company(R)




Secretary


LR-163                                                                     12-98